EXHIBIT 10.43

September 7, 2016

Mr. Michael Lysaght

[REDACTED]

[REDACTED]

Dear Michael:

This letter agreement ("Agreement") shall reflect the terms and conditions of your employment in connection with your proposed promotion to the Chief Technology Officer ("CTO") position for Weight Watchers International, Inc. (the "Company") based out of the Company's New York, New York offices. Except as otherwise indicated below, this Agreement shall replace and supersede your previous offer letter to become the Company's Senior Vice President, Digital Engineering, dated July 29, 2014.

1.Effective Date / Eligibility for New Position. Your role as CTO, and the terms and conditions listed below, will become effective as of September 5, 2016 ("Effective Date"). In accepting this role as CTO, you represent and agree that your employment hereunder will not breach or constitute a default under any other agreement to which you are a party or by which you are bound. This is an exempt position and, as such, you will not be eligible to receive overtime.

2. At-Will Employment. You understand and agree that, notwithstanding anything stated in this Agreement and subject to the severance provisions set forth in Section 8 below, your employment with the Company shall remain at-will at all times, which means that the Company may terminate your employment at any time for any reason, with or without notice.

3. Reporting Structure. You will report directly to Jim Chambers, the Company's Chief Executive Officer. As with your role as Senior Vice President, Digital Engineering, you agree that you will devote your full time and best efforts to the satisfactory performance of such services and duties as the position requires, as determined by the Company.

4.Compensation. Your compensation shall be as follows:

a.

Base Salary. As of the Effective Date, your annualized base salary as CTO shall be Three Hundred Twenty-Five Thousand Dollars ($325,000.00), to be paid over 26 bi-weekly pay periods. Your salary level, as with all other Company employees, shall be subject to review on an annual basis. Your salary payments will be subject to all standard tax withholdings and deductions.

b.

Company Bonus Plan. You will continue to be eligible to participate in the Company's discretionary bonus plan, which provides for annual bonus awards based upon both the Company's financial results and your own individual performance. The Company bonuses are based on its fiscal (calendar) year, and are typically paid out in March of the following year. Your bonus payment shall be based 25% on your individual performance, and 75% on the Company's overall performance. For each year commencing with fiscal year 2016 (payable in 2017), your bonus target shall be 50% of your base salary, which can be overachieved or underachieved based on your performance and the Company's performance. Your annual bonus payment for 2016 will be based on your new base salary, as set forth in Section 4(a) above. Your entitlement to any and all bonus payments is expressly contingent upon you being employed by the Company at the time such bonuses are paid.

c.

Equity Compensation. You will continue to be eligible to participate in the Company's annual incentive equity award program. The Company agrees that it will recommend to the Compensation Committee of the Company's Board of Directors (the "Compensation Committee") that you receive the following equity awards: (i) for fiscal year 2017, an annual equity award grant to be in an

Weight Watchers International - 675 Avenue of the Americas, 6th Floor, New York, NY 10010

aggregate amount equal to 125% of your base salary; and (ii) the second installment of your 2016 equity award (due to be issued in November 2016) to be increased to a pro-rated portion of the amount referenced in subsection (i) above; it being understood, however, that there will be no "true up" or additional equity awards or payments relating to the first installment of your 2016 equity award issued earlier this year. All the recommended equity awards referenced above, and submitted in the future, are subject to: (i) the approval of the Compensation Committee; (ii) the Company's stock-based incentive compensation plan documents and relevant agreements, as well as any additional terms and conditions as determined by the Compensation Committee at its sole discretion; and (iii) your continued employment with the Company. The Company reserves the right to modify or terminate its incentive equity award program at any time.

5. Benefits. Your benefits are listed below. You understand and agree, however, that the Company reserves the right to amend, modify or terminate any benefit plan or program listed below at any time.

a.

Health, Dental and Vision Plan. You will continue to be eligible to participate in the Company's health, dental, and vision benefit plans, pursuant to the terms and conditions set forth in the formal plan documents.

b.	Savings Plan. You will continue to be eligible to participate in the Company's Savings (40lk) Plan, pursuant to the terms and conditions set forth in the formal plan documents.

c.

Executive Profit Sharing Plan. You will continue to be eligible to participate in the Company's Executive Profit Sharing Plan, pursuant to the terms and conditions set forth in the formal plan documents.

d.

Life Insurance. You will continue to be eligible to receive life insurance coverage at two times your annual salary, plus additional optional coverage at your own expense, pursuant to the terms and conditions set forth in the formal plan documents.

e.	Wellness Allowance. You will continue to be eligible to be reimbursed for up to $1,000 per year toward approved wellness or fitness expenses.
f.

Paid Time Off (PTO). You will continue to be entitled to receive a total of 24 days of paid time off ("PTO") per calendar year, pursuant to the Company's PTO policies, as well as the Company's paid holidays recognized at your office location.

6. Noncompetition, Assignment of Work Product and Confidentiality Agreement. You understand and agree that, as a condition for your promotion to the Company's CTO position and the benefits set forth herein, you shall sign, and fully comply with, the Company's standard Noncompetition, Assignment of Work Product, and Confidentiality Agreement ("Non-Compete Agreement"), a copy of which is attached hereto.

7. Resignation. If you decide to voluntarily terminate your employment with the Company, you agree that you shall:

a.	Provide the Company with as much notice as practicable;
b.	Not make any public announcement concerning your departure prior to your termination date without the consent of the Company; and
c.	Continue to perform faithfully the duties assigned to you on the date of such notice (or such other duties as the Company may assign to you) from the date of such notice until your termination date.

Weight Watchers International - 675 Avenue of the Americas, 6th Floor, New York, NY 10010

8. Severance Pay. In the event your employment with the Company is terminated by the Company for any reason other than "cause" (as defined below), the Company agrees to provide, and you agree to accept, as the sole and exclusive remedy for the termination of your employment without "cause," the following severance benefits, subject to your execution of the Company's standard separation agreement and general release form:

a.

Salary Continuation. Subject to the terms and conditions listed below, you shall continue to receive your bi-weekly payments of your then-current base salary for a period of twelve (12) months following your termination date ("Severance Period"). Each bi-weekly payment paid during the Severance Period shall be subject to all normal tax withholdings and deductions. The salary continuation payments referenced above shall be subject to reduction for any payments received under any other Company benefit plan (e.g., long- term disability) during the course of the Severance Period. For purposes of this Agreement, "cause" shall be defined to mean: (i) any willful and continued failure to perform your duties as the Company's CTO; (ii) any willful misconduct involving dishonesty, breach of trust, or a material violation of the Company's policies and procedures; (iii) a conviction for any felony or any misdemeanor which the Company believes to be job-related and negatively impacts your qualifications to serve as the Company's CTO; or (iv) any material breach of your obligations under the Company's Non-Compete Agreement.

b.

COBRA Payments. In the event you elect to receive COBRA coverage and comply with all of your obligations in this regard, the Company shall continue to pay the employer share of your premiums, at the same levels paid during your employment with the Company, through the end of the Severance Period or the time when your COBRA coverage ceases, whichever occurs earlier. You will continue to be responsible for the employee portion of the COBRA premiums during the Severance Period. If you elect to continue to receive COBRA coverage following the expiration of the Severance Period, you shall be responsible for the entire cost of the COBRA premium thereafter.

You shall not be eligible to receive any of the benefits set forth in this Section 8 in the event you voluntarily resign from the Company or are terminated for "cause." In the event you violate your Non-Compete Agreement during the Severance Period, you agree that the Company shall be entitled to: (a) immediately cease providing any of the severance benefits set forth in this Section 8; (b) the return of any severance benefits already provided (less $100); and (c) injunctive relief, as deemed appropriate by a Court of competent jurisdiction.

As noted above, your eligibility for, and entitlement to, any and all of the severance benefits set forth in this Section 8 is expressly contingent upon your execution of the Company's standard separation agreement and general release form upon your termination.

9.Miscellaneous Provisions. The parties further agree as follows:

a.

With the exception of your Non-Compete Agreement (which is hereby incorporated by reference), this Agreement constitutes the full and complete understanding and agreement of the parties, supersedes all prior representations, understandings and agreements as to your employment by the Company, except as otherwise stated above. This Agreement cannot be amended, changed, modified in any respect, without the express written consent of both parties.

b.

The invalidity or unenforceability of any particular provision or provisions of this Agreement shall not affect the other provisions hereof, and this Agreement shall be construed in all respects as if such invalid or unenforceable provisions had been omitted.

c.	This Agreement shall be binding upon and shall inure to the benefit of successors and assigns of the Company.
d.	This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to its provisions as to choice of laws.

Weight Watchers International - 675 Avenue of the Americas, 6th Floor, New York, NY 10010

If the foregoing is agreeable to you, please sign two copies of this Agreement, and return them to me. A fully executed original will be returned to you.

Very truly yours,

WEIGHT WATCHERS INTERNATIONAL, INC.

/s/ Kimberly Samon

Kimberly Samon

Chief Human Resources Officer

Agreed to and accepted by:

/s/ Michael Lysaght	9/7/2016
Michael Lysaght	Date

Weight Watchers International - 675 Avenue of the Americas, 6th Floor, New York, NY 10010